January 9, 2006

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Reaves Utility Income Fund (copy attached), which we understand will be filed with the Commission, pursuant to Item 77K as part of the Fund's Form N-SAR report dated January 9, 2006.  We agree with the statements concerning our Firm in such Form N-SAR.

Very truly yours,

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP